UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2017

AIRGAIN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37851	20-0281763
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3611 Valley Centre Drive, Suite 150 San Diego, CA	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 579-0200

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 27, 2017, Airgain, Inc., a Delaware corporation (the “Company”), completed the previously announced acquisition of substantially all of the assets (the “Acquired Assets”) of Antenna Plus, LLC (“Antenna Plus”). Antenna Plus is a privately-held supplier of antenna-based solutions for mobile and automotive fleet applications for government, public safety, and Industrial IoT (Internet of Things) markets.

The transaction was completed pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) with MCA Financial Group, Ltd., acting as the court-appointed receiver for Antenna Plus. Upon the closing of the transaction, the Company paid to Antenna Plus total consideration of approximately $6.4 million in cash. The purchase price is subject to certain post-closing working capital adjustments. In addition, the Company assumed certain contracts and other liabilities of Antenna Plus, as expressly set forth in the Purchase Agreement.

The foregoing description of the Purchase Agreement and related transactions does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which the Company expects to file with the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2017.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of the Business Acquired

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed.

(b) Pro Forma Financial Information

The pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRGAIN, INC.

Date: April 27, 2017	By:	/s/ Leo Johnson
	Name:	Leo Johnson
	Title:	Chief Financial Officer and Secretary